Exhibit 5.1
BANK OF AMERICA PLAZA
600 PEACHTREE STREET, N.E. — SUITE 5200
ATLANTA, GEORGIA 30308-2216
www.troutmansanders.com
TELEPHONE: 404-885-3000
FACSIMILE: 404-885-3900
November 24, 2010
PRGX Global, Inc.
600 Galleria Parkway, Suite 100
Atlanta, Georgia 30339
Ladies and Gentlemen:
     We have acted as your counsel in connection with the filing with the Securities and Exchange Commission (“SEC”) of a Registration Statement (the “Registration Statement”) on Form S-8 under the Securities Act of 1933, as amended (the “Act”), relating to the registration of (i) 3,400,000 shares of Common Stock, no par value, (the “Plan Shares”), to be issued in connection with the PRGX Global, Inc. 2008 Equity Incentive Plan (the “Benefit Plan”), (ii) 296,296 shares to be issued in connection with stock options granted as part of an employment inducement grant (the “Option Shares”) pursuant to the terms of that certain Nonqualified Stock Option Agreement dated January 21, 2009, between PRGX Global, Inc. and Romil Bahl (the “Option Agreement”) and (iii) 344,445 shares issued in connection with restricted stock awards granted as part of an employment inducement grant (the “Restricted Shares”) pursuant to the terms of that certain Restricted Stock Agreement dated January 21, 2009, between PRGX Global, Inc. and Romil Bahl (the “Restricted Stock Agreement”). This opinion is being provided at your request for inclusion in the Registration Statement.
     In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have relied upon the aforesaid instruments, certificates, records and documents and inquiries of your representatives.
     Based upon the foregoing examination, we are of the opinion that, subject to compliance with the pertinent provisions of the Act and to compliance with such securities or “Blue Sky” laws of any jurisdiction as may be applicable and the maintenance of all requisite regulatory and other approvals:
     (i) The Plan Shares have been duly authorized and, when issued by you in the manner contemplated by the Benefit Plan, will be validly issued, fully paid and nonassessable.
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PRGX Global, Inc.
November 24, 2010

     (ii) The Option Shares have been duly authorized and, when issued by you in the manner contemplated by the Option Agreement, will be validly issued, fully paid and nonassessable.
     (iii) The Restricted Shares have been duly authorized and are validly issued, fully paid and nonassessable.
     The attorneys in this firm that are rendering this opinion letter are members of the Bar of the State of Georgia. We do not purport to render an opinion based on the laws of any jurisdiction other than the laws of the State of Georgia and the federal laws of the United States of America, and we express no opinion herein as to the effect of any other laws. In addition, we are not opining on “blue sky” or other state securities laws.
     We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder. This opinion may not be furnished or quoted to, or relied upon by, any other person for any purpose, without our prior written consent.
Very truly yours,

/s/  Troutman Sanders LLP